Exhibit 99.3

October  27, 2014

F&M Trust Announces Office Consolidations

(CHAMBERSBURG) Officials at F&M Trust, the subsidiary of Franklin Financial Services Corporation, announced the consolidation of several community banking offices, citing low growth and profitability.

The bank will consolidate the Warfordsburg and Penns Village office with the McConnellsburg Office in Fulton County, and the St. Thomas office with the West Side Office in Franklin County on January 21, 2015.

“Our decision to consolidate offices was a result of low growth and profitability at the affected offices,” commented William E. Snell, Jr, President and CEO.  “Our industry has been experiencing significant shifts in the ways that customers do their banking, and particularly the way that they use branches. Emerging technologies that have put more control and convenience in the customers’ hands, like online banking enhancements and mobile banking services, have resulted in a decrease in branch traffic, leading banks to develop new service models that reshape the customer experience.”

“It’s a trend that has disrupted other industries and has reached the banking industry. These new delivery channels have made customers less reliant on branches and tellers - - - it is something that we’ve observed for several years.  We feel that by consolidating offices we can best serve the customer, and by doing so can continue to interact personally and professionally serve their needs at other locations located within a close proximity.”

The bank expects the consolidations to realize savings of approximately $500,000 annually beginning in 2015.

In addition to the office consolidations, ATMs at the Warfordsburg and St. Thomas locations will be taken out of service.  F&M Trust will continue to operate the Penns Village remote ATM located just off Buchanan Trail.  Customers at these affected offices were notified via letter today and all accounts have been re-assigned to the nearest F&M Trust community office.

Following the consolidations, F&M Trust will have twenty-two community banking offices located throughout Cumberland, Franklin, Fulton and Huntingdon counties in Camp Hill, Carlisle, Boiling Springs, Shippensburg, Newville, Chambersburg, Mont Alto, Marion, Greencastle, Waynesboro, McConnellsburg, Hustontown, and Orbisonia.  F&M Trust, the wholly owned subsidiary of Franklin Financial Services Corporation, is an independent bank holding company headquartered in Chambersburg with assets of over $1 billion.